Exhibit 10.34
ENERGY SERVICES AGREEMENT AMENDMENT NO. 3
This Amendment No. 3 is entered into as of February 10, 2009 (the “Effective Date”) by and between Trigen-Las Vegas Energy Company, LLC (“Trigen”), Venetian Casino Resort, LLC (“VCR”), Grand Canal Shops II, LLC (“GCS”) and Interface Group-Nevada, Inc. (“Interface”). Each of Trigen, VCR, GCS and Interface may be referred to herein individually as a “Party” and collectively be referred to herein as the “Parties”.
W I T N E S S E T H:
WHEREAS, Trigen notified the Delaware Secretary of State on July 21, 2006, that it had changed its name from Atlantic-Pacific Las Vegas, LLC to Trigen-Las Vegas Energy Company, LLC;
WHEREAS, VCR and Trigen entered into that certain Energy Services Agreement dated May 1, 1997 (the “ESA”), as amended by that certain Energy Services Agreement Amendment No. 1 dated as of July 1, 1999 (the “First Amendment”), as further amended by that certain Settlement Agreement dated April 25, 2005 (the “Settlement Agreement”), as further amended by that certain Energy Service Agreement Amendment No. 2 dated as of July 1, 2006 (the “Second Amendment”) and as clarified by that certain letter agreement dated June 11, 2008 that the Service Commencement Date under the Amended ESA was July 1, 1999 (the “June 11, 2008 Agreement” and together with the ESA, the First Amendment, the Settlement Agreement, and the Second Amendment: the “Amended ESA”);
WHEREAS, VCR and Trigen entered into that certain letter agreement dated December 24, 2008 to extend the time for taking action pursuant to Section 2.5(a) of the Amended ESA until January 15, 2009 (the “First Extension”);
WHEREAS, VCR and Trigen entered into that certain letter agreement dated January 13, 2009 further extending the time to take action pursuant to Section 2.5(a) of the Amended ESA until February 10, 2009 (the “Second Extension”);
WHEREAS, VCR and Trigen entered into that certain letter agreement dated February 10, 2009, amending the Amended ESA (the “February 10, 2009 Agreement”);
WHEREAS, the February 10, 2009 Agreement contemplated entry into a conforming amendment to the Amended ESA incorporating the terms of the February 10, 2009 Agreement and making such further amendments to the Amended ESA as are consistent with the February 10, 2009 Agreement and as are reasonably required to further amend the Amended ESA consistent with the intent of the February 10, 2009 Agreement;

WHEREAS, the February 10, 2009 Agreement is incorporated into this Third Amendment as though fully set forth at length and a true and correct copy of the February 10, 2009 Agreement is attached hereto as Exhibit A and made a part hereof;
WHEREAS, in the event of any inconsistency between the terms of the February 10, 2009 Agreement and the terms of this Third Amendment, the terms of this Third Amendment shall control to the extent of any such inconsistency;
WHEREAS, Trigen and Grand Canal Shops Mall, LLC entered into that certain Energy Services Agreement dated as of May 1, 1997, as amended by that certain Energy Services Agreement Amendment No. 1 dated as of July 1, 1999 (the “Grand Canal Shoppes ESA”);
WHEREAS, as a result of certain mergers and reorganizations, Grand Canal Shops II, LLC is the successor in interest to Grand Canal Shops Mall, LLC under the Grand Canal Shoppes ESA; WHEREAS, Trigen and Interface Group-Nevada, Inc. entered into that certain Energy Services Agreement dated as of May 1, 1997, as amended by that certain Energy Services Agreement Amendment No. 1 dated as of July 1, 1999 (the “Interface ESA” and together with the Grand Canal Shoppes ESA and the Amended ESA, the “Amended ESA’s”));
WHEREAS, Trigen and VCR agreed in the First Extension, the Second Extension, and in the February 10, 2009 Agreement, that the First Extension, the Second Extension and the February 10, 2009 Agreement applied equally to the Grand Canal Shoppes ESA and to the Interface ESA;
WHEREAS, GCS and Interface agreed that the First Extension and the Second Extension applied equally to the Grand Canal Shoppes ESA and to the Interface ESA;
WHEREAS, Trigen and VCR agree that the June 11, 2008 Agreement applies equally to the Grand Canal Shoppes ESA and to the Interface ESA;
WHEREAS, GCS and Interface desire to express their agreement that the June 11, 2008 Agreement and the February 10, 2009 Agreement apply equally to the Grand Canal Shoppes ESA and to the Interface ESA;

WHEREAS, under the terms of the Amended ESA, the Grand Canal Shoppes ESA and the Interface ESA (collectively referred to herein as the “ESAs”), Trigen is required to supply all the thermal energy requirements necessary for the integrated resort complex that is subject to the REA (as defined below) subject to the capacity of the Central Plant, which was increased as a result of the expansion resolved in the Settlement Agreement and the expansion the subject of the Second Amendment;
WHEREAS, GCS and Interface agree that the terms of this Third Amendment apply equally to the corresponding provisions of the Grand Canal Shoppes ESA and to the Interface ESA, respectively; and WHEREAS, any defined terms set forth herein that are not otherwise defined shall have the meanings set forth in the Amended ESA, the Grand Canal Shoppes ESA, and in the Interface ESA and any reference to a Section, unless otherwise stated to the contrary, shall be a reference to the Amended ESA and to the corresponding provisions of the Grand Canal Shoppes ESA and to the Interface ESA.
NOW THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements set forth herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VCR, Trigen, GCS and Interface each intending to be legally bound, do hereby agree to further amend the Amended ESAs, as follows:
1.	The recitals set forth above are part of this Third Amendment.
2.	Section 2.3 of the ESAs, defining the Service Commencement Date, is amended as set forth in the above recitals to define such term to mean July 1, 1999.

3.	Section 2.5 is modified as follows: (a) the Parties have agreed upon a single Renewal Term with a period of ten (10) years commencing July 1, 2009, (b) the Purchase Option Payment at the expiration of the Renewal Term is fixed at $13,064,000 and shall be allocated among VCR, GCS and Interface in proportion to their respective Divided Shares, (c) the monthly aggregate Capacity Payment under all of the ESAs for the first year of the Renewal Term is fixed at $371,250 and the monthly aggregate Capacity Payment under all of the ESAs shall be reduced by $17,500 on every anniversary of the Effective Date beginning with the first such anniversary, with the monthly Capacity Payment being allocated among VCR, GCS and Interface in proportion to their respective Divided Shares; (d) any reference in the ESAs to the Effective Interest Rate shall hence forth be a reference to 7.5%, (e) VCR and the Other Customers shall have further options to purchase the Central Plant and Other Facilities (the “Early Options”) only on certain dates (“Option Dates”) during the Renewal Term by making a Purchase Option Payment at fixed sums (“Early Option Payments”) as set forth in the following table, provided however VCR and the Other Customers shall not be permitted to exercise an Early Option in the event of a Buyer Default under an ESA, in which case the Termination Payment shall be governed by Section 9.1 of the ESA:

Option Date	Early Option Payment

July 1, 2012	Thirty One Million, Seven Hundred Thousand US Dollars ($31,700,000)
July 1, 2014	Twenty Three Million, Five Hundred Thousand US Dollars ($23,500,000)
July 1, 2016	Twenty Million, Three Hundred Thousand US Dollars ($20,300,000)
(f) All such Early Options shall only be exercisable by giving not less than ninety (90) days written notice prior to the requisite Option Dates and all Early Option Payments shall be allocated among VCR, GCS and Interface in proportion to their respective Divided Shares. Upon payment of any and all such Early Option Payments due and owing, no further Capacity Payments shall be due thereafter.
4.	Not later than one year prior to the end of the Renewal Term, the Parties shall meet to discuss the possibility of agreeing upon a subsequent renewal period on such terms and conditions as may be acceptable to the Parties each in its sole discretion. In the event that the Parties are unable to agree upon a subsequent renewal period by ninety (90) days prior to the end of the Renewal Term, upon such end date, the Buyer shall pay the Seller the Purchase Option Payment set forth in Section 3.(b) above and the ESAs shall terminate.
5.	Section 3.3 is hereby amended to clarify that the Energy Management Services are provided by Seller on a non-exclusive basis.

6.	Notwithstanding anything in the ESAs to the contrary, the Parties agree that in the event VCR and the other Customers exercise any of the Early Purchase Options set forth above, Trigen shall continue to provide the O&M Services and the Energy Management Services pursuant to Sections 3.2 and 3.3 respectively of the ESAs and VCR and the Other Customers shall continue to receive and pay for such O&M Services and Energy Management Services under Sections 4.2 and 4.3 respectively of the ESAs for the remainder of the Renewal Term.
7.	Schedule 9.3 of the ESAs is hereby replaced with a Replacement Schedule 9.3, which is attached hereto as Exhibit B, incorporated by reference and made a part of this Third Amendment.
8.	Upon either (a) the exercise and satisfaction of the obligation of the Buyer and the Other Customers to pay the full Purchase Option Payment at the expiration of the Renewal Term as set forth in Section 3.(b) above or (b) a permitted termination of the ESAs by any Party due to the default of another Party and the payment in full by the Buyer and the Other Customers of the applicable Termination Payment set forth in Replacement Schedule 9.3, the Ground Lease and the Easement Agreements shall expire automatically and be of no further force and effect (except for any provisions that by their express terms survive termination) except that Trigen shall execute any documents reasonably necessary and in reasonable form to confirm such expiration and termination,
9.	Schedule 3.2A to the ESAs, Operation and Maintenance Services, is hereby amended by deleting the fourth paragraph of Section I, Staffing, and replacing it with the following: “Seller shall execute the work by providing a staff which consists of the types and quantity of the following personnel:

General Manager	1
Facility Maintenance Manager	1
Central Plant Manager	1
Environ/Safety Manager	1
Instrument & Controls Manager	1
Shift Supervisors	4
Maintenance Clerk	1
Administrative Assistant	1
Senior Facilities Technicians	26
Central Plant Operators	10
Assistant Plant/Facility Operators	3

FTEs	50

The Parties agree that, for each year of the Renewal Term, the labor costs will be negotiated based on an assumed maximum labor force to provide the O&M Services of 50 FTEs. Accordingly, the Parties agree that the labor costs set forth for the full 2009 Budget year, previously agreed upon at $5,236,742, based on an assumed labor force of 52 FTE’s, will be reduced by $200,000, i.e., down to $5,036,742.”
10.	If an event occurs permitting VCR and the other Customers to terminate the ESAs pursuant to Section 3.4(c) of the ESAs, the Termination Payment shall be calculated and paid in accordance with Paragraph (1) of Replacement Schedule 9.3.
11.	If an event occurs permitting Trigen to terminate the ESAs pursuant to Section 9.1 of the ESAs, the Termination Payment shall be calculated and paid in accordance with Paragraph (2) of Replacement Schedule 9.3.
12.	Schedule 4.1 of the ESAs, relating to the Capacity Payment Determination, and the Attachment to Schedule 4.1 are deleted.
13.	Section 4.1 of the ESAs is amended as follows: (a) any reference to the Capacity Payments being defined and determined in accordance with Schedule 4.1 is deleted, and (b) the Capacity Payments shall be determined in accordance with paragraph 3(c) of this Third Amendment instead.
14.	Section 4.5 of the ESAs is amended as follows: (a) any reference to a Capacity Payment being determined in accordance with Schedule 4.1 is deleted and (b) the Capacity Payment shall be determined in accordance with paragraph 3(c) of this Third Amendment instead.
15.	The reference to the Termination Payment in Section 9.1, which is due in the event of a Buyer Default, shall be deemed a reference to the Termination Payment described in Paragraph (2) of Replacement Schedule 9.3.
16.	The fax number for VCR in Section 13.5 of the Amended ESA is hereby changed to (702) 414-4421.
17.	Nothing in this Third Amendment is intended to vary or modify any of the rights or obligations that any Party owes to any other Party under that certain Fourth Amended and Restated Reciprocal Easement, Use and Operating Agreement among Interface, GCS, Phase II Mall Subsidiary, LLC, VCR and Palazzo Condo Tower, LLC, as amended (the “REA”).

18.	Except as provided herein, the Amended ESA and the Grand Canal Shoppes ESA and the Interface ESA remain in full force and effect
19.	The Parties agree to execute and deliver, or to cause to be executed and delivered, such additional and further documents and instruments as may be necessary or appropriate to carry out the intents and purposes of this Third Amendment.

VENETIAN CASINO RESORT, LLC	TRIGEN-LAS VEGAS ENERGY COMPANY, LLC
(“BUYER”)	(“SELLER”)

By: /s/ Robert G. Goldstein	By: /s/ Patrick Bastien

Name: Robert G. Goldstein	Name: Patrick Bastien
Title: President & COO	Title: Senior Vice President

INTERFACE GROUP-NEVADA, INC.	GRAND CANAL SHOPS II, LLC
(“INTERFACE”)	(“GCS”)

By: /s/ Robert G. Goldstein	By: /s/ Daniel Sheridan

Name: Robert G. Goldstein	Name: Daniel Sheridan
Title: An Authorized Agent	Title: Authorized Signatory